EXHIBIT 10.2

CASH-BASED INCENTIVE COMPENSATION PLAN
FISCAL YEAR 2019
OFFICERS AND SELECTED EXECUTIVES
LEVEL 8

I.	PURPOSE

The purpose of this cash-based incentive compensation plan (the “Plan”) is to define a mechanism for stimulating and rewarding the achievement of business goals by eligible employees, as proposed by the Compensation Committee of the Board of Directors of the Company (the “Board”) and agreed by the Board.

II.	SCOPE

This Plan includes certain executives as designated by the CEO (collectively “Executives”) of Meridian Bioscience, Inc. and its subsidiaries (the “Company”).

III. ELIGIBILITY REQUIREMENTS

Eligibility for participation in this Plan is limited to elected officers and the executives of the Company as determined in the sole discretion of the Compensation Committee of the Board (the “Participants”).

1.
Employees hired after October 1, 2018 are eligible for a pro-rated bonus based on the number of months employed during the fiscal year. The month of hire counts as a full month regardless of the hire date.

2.
Executives who terminate before September 30, 2019 for any reason are not eligible for a bonus unless the Compensation Committee approves eligibility prior to termination and subject to the terms of any applicable Change in Control Agreement executed with the terminating executive.

3.
Executives who terminate after September 30, 2019 but prior to the date the bonus is paid are eligible for bonus, except in the case where the Executive is terminated for Cause as defined in the Meridian Bioscience, Inc. 2012 Stock Incentive Plan.

4.	The Company expects that any payments earned under this Plan will be paid by December 15, 2019.

IV. PERFORMANCE TARGETS AND PAYOUT PERCENTAGES

The Plan consists of three components: Consolidated Net Revenues (40% weighting), Consolidated Operating Income (40% weighting)  and individual performance (20% weighting) with the respective weighting factor assigned to each component. The Plan is designed to payout 35% of base salary at target. The Compensation Committee may not increase compensation payable under this Plan in excess of amounts provided herein.  As soon as practicable after the Compensation Committee determines the targets have been met, each Participant shall receive a cash lump sum payment of the bonus, less required withholding.  In no event shall payment be made later than two and one-half (2 ½) months following the date the Compensation Committee determines the targets have been met; provided¸ however, the Participant may make the deferral election described in Section VI.

See APPENDIX I for Revenue and Operating Income levels and payout percentages.

V. NON-GAAP MEASUREMENT

Non-GAAP items shall consist of items disclosed in the Company’s Non-GAAP Financial Measures disclosures in the fiscal 2019 Form 10-K. The Board, upon the proposal of the Compensation Committee, may in its discretion, consider restructuring and extraordinary charges as disclosed in the Company’s Form 10-K to be considered in the calculation of Operating Income.

In the event of an acquisition during the Plan year, to the extent not already captured in the non-GAAP disclosures noted above, the Board, upon the proposal of the Compensation Committee, may in its discretion consider restructuring, purchase accounting and extraordinary charges associated with such acquisitions as disclosed in the Company’s Form 10-K to be considered in the calculation of Operating Income.

Additionally, the Compensation Committee will determine the treatment of revenue and operating income or operating losses from acquired companies in the calculation (acquired during the fiscal year). For example, the Compensation Committee may exclude the revenue and operating income or loss of the acquired company from the calculation or the Compensation Committee may approve new revenue and operating income targets developed by management reflecting the impact of the acquisition.

The Compensation Committee shall evaluate certain events, in its discretion, for determination of treatment in the bonus calculation. Examples include the impact of tax legislation and the impact of implementing new accounting standards.

VI. DEFERRAL OF BONUS PAYMENT

Executives may elect to defer payment of bonus to no later than January 15, 2020. Such election must be made in writing prior to March 31, 2019.

VII. GENERAL PROVISIONS

1.	The Plan is subject to all applicable federal and state laws, rules and regulations as may be required.
2.	A Participant’s rights and interests under the Plan may not be assigned, pledged or transferred.
3.	Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or affect the right of the Company to terminate the employment of any Participant.
4.
The Company shall have the right to withhold from any bonus payment any federal, state or local and/or payroll taxes required by law to be withheld and to take such other action as the Compensation Committee deems advisable to enable the Company and Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to a bonus.

5.	It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code.